Wave Reduces 2014 Operating Expenses by 32% and Trims Net Loss by $7M

Lee, MA—March 5, 2015—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported fourth quarter (Q4 ’14) and full-year results for the period ended December 31, 2014. Wave will host a live webcast http://www.wave.com/resource-center/webcasts and conference call (212-231-2919) today at 4:30 p.m. ET to review its Q4 and full-year results and progress to date in 2015.

Q4 Financial Highlights

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Wave’s Q4 ’14 total net revenues were $2.9 million for Q4 ’14, a year-over-year decline from $5.6 million in the fourth quarter ended December 31, 2013 (Q4 ’13) and quarter-over-quarter decline from $4.3 million in the third quarter ended September 30, 2014 (Q3 ’14). The decline in year-over-year net revenues from Q4 ’13 included a decrease in licensing and maintenance net revenues of $2.7 million ($2.3 million of which was due to a decrease in OEM software bundling revenue, resulting primarily from a decline in shipments of Wave’s solutions under its OEM bundling relationship with Dell).

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The $1.4 million decline in total quarter-over-quarter net revenues from Q3 ’14 consisted of a decrease in licensing and maintenance net revenues of $1.1 million, consisting of a $0.7 million decrease in OEM software bundling revenue and a $0.4 million decrease in enterprise license and maintenance revenue, and a decrease of $0.3 million in services revenue earned from a service contract with an OEM partner that was completed during Q3 ’14.

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Q4 ’14 total operating expenses declined to $7.2 million versus $9.2 million in Q4 ’13. Q3 ’14 total operating expenses were $6.4 million. During 2014, Wave instituted further cost cutting measures to align with the current business which resulted in decreases from 2013 expenses.

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On October 15, 2014, Wave entered into an Asset Purchase Agreement with DocMagic, Inc. to sell eSignSystems, a product line of Wave, to DocMagic, Inc. for $1.2 million. The transaction closed on October 16, 2014 resulting in a gain on the sale of $1.3 million.

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Wave’s Q4 ‘14 net loss was $3.7 million, or ($0.08) per basic share, compared to a net loss of $3.7 million, or ($0.11) per basic share in Q4 ’13, and a net loss of $2.1 million, or ($0.05) per basic share, in Q3 ‘14.

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Q4 ’14 total billings declined to $2.9 million quarter-over-quarter versus Q4 ‘13 total billings of $5.4 million. Q3 ’14 total billings were $3.4 million. The year-over-year decline was due to a $0.5 million decrease in licensing and maintenance billings and a $2.0 million decrease in OEM billings, principally due to a decrease in Dell-related OEM bundling activity.

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The $0.5 million decline in total quarter-over-quarter billings from Q3 ’14 consisted of an increase in licensing and maintenance net revenues of $0.3 million and a decrease of $0.8 million in OEM software bundling revenue.

Full Year 2014 Financial Highlights

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Wave’s total net revenues for 2014 declined to $17.0 million versus $24.4 million in 2013. The decline in total net revenues from 2013 consisted of a $4.5 million decrease from a decline in the Dell OEM software bundling revenue as described above, a $1.5 million decrease as a result of a service contract with the United States Department of Defense that was completed during 2013 and a $0.9 million decline in consulting revenue from one of the world’s leading international oil and gas companies.

•	2014 total operating expenses declined to $30.4 million versus $44.5 million in 2013. 2013 total operating expenses included $4.2 million of impairment charges.

•	Wave’s 2014 net loss was $12.9 million or ($0.30) per basic share, compared to a net loss of $20.3 million, or ($0.68) per basic share in 2013.

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2014 total billings declined to $14.8 million versus 2013 billings of $24.3 million. The decline was primarily due to a $4.5 million decline in the Dell OEM software bundling revenue, a $2.5 million decrease in licensing and maintenance billings, a $1.5 million decrease as a result of a service contract with the United States Department of Defense that was completed during 2013 and a $0.9 million decline in consulting from one of the world’s leading international oil and gas companies.

Working Capital

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Cash and cash equivalents were $1.8 million at December 31, 2014 compared to $2.1 million at December 31, 2013. Wave’s total current assets were $4.0 million at December 31, 2014 and total current liabilities were $9.0 million, including $5.1 million in deferred revenue.

•	Subsequent to December 31, 2014, Wave received net proceeds of $3.3 million through a registered direct placement of common stock priced at $0.65 per share and warrants priced at $0.70 per share.

CEO Commentary:
Highlights

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In 2014 Wave focused on objectives to improve the financial performance of the company by implementing sound strategies for significantly cutting expenses while making fundamental changes that will enable sales growth.

•	Made significant changes in senior and mid-level executives including a new Chief Financial Officer, leading to a positive change in company culture as well as improvements on business execution.

•	Added two new members to the Board of Directors and executed a transition in the Chairman position after the passing of John Bagalay Jr.

•	Implemented major changes in the sales and marketing teams to focus on large enterprise sales.

•	Changed the entire North American sales force and the leadership of the EMEA sales team.

•	Launched Virtual Smart Card 2.0, a bold new product that better enables us to sell our TPM management software, where Wave has significant market differentiation and profit potential.

•	Made substantial and needed changes in 2014 that will enable increased enterprise sales and OEM royalties in 2015 and beyond.

Recent Corporate Developments:

•	SEC Filing: Wave Receives $2.3M, Multi-Year Order from Major US-headquartered Insurance Company

•	Wave Launches New Wave Cloud 3.1.4

•	Wave Systems Appoints Will Stefan Roth Vice President, EMEA Sales

•	Wave Systems Earns Top Score in Strategy Category by Technology Analyst

•	Wave Completes $3.6 Million Stock Offering

•	Wave Systems Elects New Chairman of the Board

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net revenues:
Licensing and maintenance	$2,866,371	$5,613,559	$16,670,834	$22,591,914
Services	-	-	300,000	1,808,938
Total net revenues	2,866,371	5,613,559	16,970,834	24,400,852

Operating expenses:
Licensing and maintenance – cost of net revenues	303,601	313,310	1,215,776	3,419,271
Services – cost of net revenues	-	-	73,000	277,665
Selling, general, and administrative	4,204,513	6,786,112	18,794,273	26,829,636
Research and development	2,725,249	2,125,794	10,333,607	11,380,258
Impairment of goodwill	-	-	-	2,590,000
Total operating expenses	7,233,363	9,225,216	30,416,656	44,496,830

Operating loss	(4,366,992)	(3,611,657)	(13,445,822)	(20,095,978)
Other income (expense), net:
Net currency transaction loss	(6,966)	(4,862)	(14,828)	(17,220)
Gain on sale of eSign	1,304,579	-	1,304,579	-
Net interest expense	(604,325)	(49,260)	(712,527)	(200,456)

Total other income (expense), net	693,288	(54,122)	577,224	(217,676)
Loss before income tax expense	(3,673,704)	(3,665,779)	(12,868,598)	(20,313,654)
Income tax expense	12,000	10,610	12,000	10,610
Net loss	$(3,685,704)	$(3,676,389)	$(12,880,598)	$(20,324,264)

Loss per common share – basic and diluted	$(0.08)	$(0.11)	$(0.30)	$(0.68)

Weighted average number of common shares outstanding during the period	45,918,494	33,436,124	43,024,449	29,825,854

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Supplemental Schedules
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Total net revenues	$2,866,371	$5,613,559	$16,970,834	$24,400,852
Increase (decrease) in deferred revenue	57,471	(190,072)	(2,142,970)	(76,791)

Total billings (Non-GAAP)	$2,923,842	$5,423,487	$14,827,864	$24,324,061

Net loss as reported	$(3,685,704)	$(3,676,389)	$(12,880,598)	$(20,324,264)
Net interest expense	604,325	49,260	712,527	200,456
Income tax expense	12,000	10,610	12,000	10,610
Depreciation and amortization	208,340	246,036	885,657	1,009,876
Share-based compensation expense	(93,933)	75,727	209,961	1,694,842
Impairment of goodwill and amortizable intangible assets	-	-	-	4,205,000

EBITDAS (Non-GAAP)	$(2,954,972)	$(3,294,756)	$(11,060,453)	$(13,203,480)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS. Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues. Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue. We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades. Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies. For the three months ended September 30, 2014, total billings were $3,373,273 and consisted of total net revenues of $4,332,104 adjusted for a decrease in deferred revenue of $958,831.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and share-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow. For the three months ended September 30, 2014, negative EBITDAS was $(2,414,066) and consisted of net loss as reported of $(2,105,859) adjusted for net interest expense of $24,325, depreciation and amortization of $215,418 and share-based compensation expense of $(547,950).

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$1,777,414	$2,120,102
Accounts receivable, net of allowance for doubtful accounts of $-0- December 31, 2014 and December 31, 2013	1,820,945	2,730,077
Pledged receivables	-	1,683,188
Prepaid expenses and other current assets	397,689	488,656
Total current assets	3,996,048	7,022,023
Property and equipment, net	411,755	596,820
Amortizable intangible assets, net	2,008,227	2,590,920
Goodwill	1,448,000	1,448,000
Other assets	169,330	167,146
Total Assets	8,033,360	11,824,909

Liabilities and Stockholders' Deficit
Current liabilities:
Secured borrowings	-	1,430,710
Accounts payable and accrued expenses	3,918,493	6,789,274
Deferred revenue	5,125,932	6,996,239
Total current liabilities	9,044,425	15,216,223
Other long-term liabilities	50,779	78,618
Royalty liability	4,982,306	4,509,629
Long-term deferred revenue	871,677	1,003,614
Total liabilities	14,949,187	20,808,084

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 45,962,324 shares issued and outstanding at December 31, 2014 and 35,019,740 at December 31, 2013	459,623	350,197
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at December 31, 2014 and 2013	89	89
Capital in excess of par value	422,745,539	407,907,019
Accumulated deficit	(430,121,078)	(417,240,480)
Total Stockholders' Deficit	(6,915,827)	(8,983,175)
Total Liabilities and Stockholders’ Deficit	$8,033,360	$11,824,909

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